EXHIBIT 12.1
CAMDEN PROPERTY TRUST STATEMENT REGARDING COMPUTATION OF RATIOS FOR THE FIVE YEARS ENDED DECEMBER 31, 2002 (In thousands, except for ratio amounts)
	2002 (4)	2001 (3)	2000 (2)	1999 (1)	1998

EARNINGS BEFORE FIXED CHARGES:
Income from continuing operations	$42,513	$58,687	$71,833	$58,959	$54,747
Add: income allocated to minority interests	14,679	15,999	15,306	10,292	1,322
Less: equity in income of joint ventures	(366)	(8,527)	(765)	(683)	(1,312)

	56,826	66,159	86,374	68,568	54,757
Distributed income of joint ventures	1,632	15,076	2,122	2,505	2,350
Less: interest capitalized	(10,923)	(10,920)	(15,303)	(16,396)	(9,929)
Less: preferred distribution of subsidiaries	(12,872)	(12,872)	(12,845)	(8,278)

Total earnings before fixed charges	34,663	57,443	60,348	46,399	47,178

FIXED CHARGES:
Interest expense	71,499	69,841	69,036	57,856	50,467
Interest capitalized	10,923	10,920	15,303	16,396	9,929
Accretion of discount	529	421	403	320	169
Loan amortization	2,165	1,591	1,340	1,100	785
Interest portion of rental expense	576	569	478	517	300
Preferred distribution of subsidiaries	12,872	12,872	12,845	8,278

Total fixed charges	98,564	96,214	99,405	84,467	61,650

Total earnings and fixed charges	$133,227	$153,657	$159,753	$130,866	$108,828

RATIO OF EARNINGS TO FIXED CHARGES	1.35x	1.60x	1.61x	1.55x	1.77x

RATIO OF EARNINGS TO COMBINED FIXED
CHARGES AND PREFERRED SHARE DIVIDENDS:
Total fixed charges	$98,564	$96,214	$99,405	$84,467	$61,650
Preferred share dividends		2,545	9,371	9,371	9,371

Total combined fixed charges and preferred share
dividends	98,564	98,759	108,776	93,838	71,021
Total earnings and combined fixed charges and
preferred share dividends	$133,227	$156,202	$169,124	$140,237	$118,199

RATIO OF EARNINGS TO COMBINED FIXED
CHARGES AND PREFERRED SHARE DIVIDENDS	1.35x	1.58x	1.55x	1.49x	1.66x

(1)	Earnings include a $2,979 impact related to gain on sales of properties. Excluding this impact, such ratios would be 1.51x and 1.46x.
(2)	Earnings include a $18,323 impact related to gain on sales of properties. Excluding this impact, such ratios would be 1.42x and 1.39x.
(3)	Earnings include a $2,372 impact related to gain on sales of properties. Excluding this impact, such ratios would be 1.57x and 1.56x.
(4)	Earnings include a $359 impact related to gain on sales of properties. Excluding this impact, such ratios would be 1.35x.

INTEREST COVERAGE RATIO
Total revenues	$410,983	$411,527	$395,107	$363,374	$315,203
Total expenses	(354,516)	(347,740)	(327,056)	(297,785)	(260,446)
Income from discontinued operations	3,134	2,993	2,591	2,664	2,586
Add: Depreciation and amortization	103,342	99,563	94,950	87,587	76,229
Add: Depreciation of discontinued operations	1,785	2,097	2,016	1,929	1,884
Add: Interest expense	71,499	69,841	69,036	57,856	50,467

	$236,227	$238,281	$236,644	$215,625	$185,923

Interest expense	$71,499	$69,841	$69,036	$57,856	$50,467

INTEREST COVERAGE RATIO	3.3x	3.4x	3.4x	3.7x	3.7x